Exhibit 10.16

CO-PRODUCTION AND DISTRIBUTION AGREEMENT

THIS AGREEMENT (“Agreement”) is dated as of May 1, 2007 and is entered into between Genius Products, LLC, a Delaware limited liability company, whose principal office is located at 2230 Broadway, Santa Monica, California 90404 (“Genius”), and RHI Entertainment Distribution, LLC, 1325 Avenue of the Americas, 21st Floor, New York, NY 10019 (“RHI”). All capitalized terms not defined herein are defined in that certain Distribution Term Sheet Agreement entered into between Genius and RHI and dated as of November 9, 2006, as amended as of November 29, 2006 and as of December 21, 2006 (collectively, “Distribution Agreement”), certain portions of which are attached for reference hereto as Exhibit B.

1.

RHI and Genius hereby agree to engage in the development, production, distribution and other exploitation of the four (4) motion pictures set forth in Schedule 1 hereof currently intended for initial US television exhibition on the ION Network (each a “Picture” and collectively, the “Pictures”) subject to the terms and conditions hereof. Schedule 1 may be supplemented if and when the parties mutually agree on additional motion pictures to be produced hereunder (collectively, “Additional Pictures”), subject to Paragraph 17 below. With respect to each Picture, Schedule 2 hereof sets forth the direct production cost budget (“Budget”), the complete schedule of pre-production, production and post-production “Schedule”) and the lead cast (“Lead Cast”). Two of the Pictures will be in the “Westerns Collection” (each, a “Western Picture”) and two of the Pictures will be in the “Greatest Adventures Collection” (each, an “Adventure Picture”) as set forth in Schedule 1.

2.

With respect to each Picture: (i) The engagement of the Lead Cast will be subject to Genius’ prior written approval, which approval may be granted or withheld in Genius’ sole discretion, and all of Genius’s obligations with respect to each Picture will be subject to such prior written approval (with respect to each Picture, “Approval”; and collectively, the “Approvals”); and (ii) RHI will meaningfully consult with Genius with respect to the screenplay, Budget and Schedule, provided that RHI’s final decisions with respect thereto will control. Genius will exercise its consultation rights in a timely manner so as not to frustrate or delay the Schedule of each Picture. To the extent set forth in Schedule 2, (iii) the Lead Cast for each Picture is hereby approved by Genius and (iv) Genius acknowledges that it has exercised its right of consultation with respect to the Budget and Schedule of each Picture. For the avoidance of doubt, as of the date hereof none of the Lead Cast for any Picture has been set forth in Schedule 2 or approved by Genius, nor has RHI consulted with Genius with respect to the Budget or Schedule of any Picture.

3.

RHI will develop, produce, complete and Deliver all of the Pictures to Genius, including the engagement of all third parties necessary for the production, completion and Delivery of all of the Pictures.

4.

Subject to Genius’ having given Approval and having consulted with RHI as required above with respect to each Picture, Genius will contribute the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) for each Western Picture and the sum of One Million Five Hundred Thousand ($1,500,000) for each Adventure Picture (as to each Picture, the “Genius Contribution”); provided, however, that (i) if the average production cost for the Western Pictures is less than Two Million Five Hundred Thousand Dollars ($2,500,000), then RHI will repay to Genius an amount equal to fifty percent (50%) of the difference between such average production cost and $2,500,000, and (ii) if the average production cost for the Adventure Pictures is less than Four Million Dollars ($4,000,000), then RHI will repay to Genius an amount equal to 37.5% of the difference between such average production cost and $4,000,000. Within 90 days after completion of production of the fourth Picture hereunder, RHI will deliver to Genius an accurate final cost statement for each Picture, accompanied by payment of any amounts which may be due Genius in accordance with the foregoing calculations. If Additional Pictures are produced hereunder, the production cost of each Additional Picture that is a Western Picture or an Adventure Picture will be added to the

1/5

applicable category’s aggregate production cost for purposes of calculating the foregoing averages, and payments to Genius or refunds from Genius, as the case may be, will be adjusted according to such revised averages pursuant to the foregoing.

5.	RHI represents, warrants, and agrees that:
(a)

All of the Genius Contribution for each Picture will be used to finance in whole or in part the production of such Picture in a first-class manner consistent with industry standards and with other RHI productions having comparable production costs;

(b)

Each Picture will be completed and Delivered to Genius hereunder substantially according to the Schedule and Budget and with the approved Lead Cast, taking into account variations and modifications necessitated by the exigencies of production, provided that Genius will retain the right of prior written approval over any changes in the Lead Cast for any Picture;

(c)

Each Western Picture will have a Budget of approximately $2,500,000 and each Adventure Picture will have a Budget of approximately $4,000,000, subject to a downward variance not to exceed 20% thereof, provided that the exigencies of production may cause the actual production cost of a Picture to vary from the Budget thereof and provided further that in any event the provisions of Paragraph 4 above will apply; and

(d)	With respect to each Picture, RHI will be solely responsible for any production costs in excess of the Genius Contribution and for any delays in the Schedule.
6.

Subject to Genius’ having given the Approvals, with respect to each Picture the Genius Contribution will be paid to RHI twenty percent (20%) thereof on the start of pre-production, thirty percent (30%) on the start of principal photography, thirty percent (30%) thereof on the completion of principal photography and twenty percent (20%) thereof on Delivery of each Picture to Genius hereunder.

7.

In consideration for the Genius Contribution, RHI hereby irrevocably sells, transfers, assigns and grants exclusively to Genius, throughout the world in perpetuity, the Videogram Rights and Digital Rights (as such terms are defined in Paragraph 9 below) in all languages in and to each Picture (collectively, “Rights Granted”) including all elements and versions thereof. For the sake of clarity, “versions” do not include any motion pictures which are remakes, sequels or prequels of the Pictures nor any motion pictures currently part of the RHI library of which the Pictures hereunder may be remakes, sequels or prequels.

8.

RHI will provide to Genius all such additional materials to the extent available to RHI, fully cleared and authorized by RHI for Genius’ unrestricted use and exploitation hereunder, as Genius may reasonably require for the distribution and exploitation of each Picture hereunder, including without limitation all supplemental footage and materials related thereto that are owned or controlled by RHI such as bonus material, deleted scenes, outtakes, behind-the-scenes footage, promotional films, production stills, production storyboards, animatics, concept drawings and production sketches. Each Picture will be deemed to include any and all such materials provided by RHI to Genius and any and all materials created by Genius for purposes of exploiting any or all of the Rights Granted.

9.

The Rights Granted include the right to license such rights to others, and to make and exploit dubbed and/or subtitled versions of each Picture in all languages in the manner and media included in the Rights Granted, and to authorize others to do any or all of the foregoing, or to refrain from any or all of the foregoing as Genius may determine in its sole discretion; and include the following, under copyright and otherwise:

(a)

“Videogram Rights”: the exclusive right to design, manufacture and produce Videograms (as defined below) and to distribute, license, sub-license, lease, rent, exhibit, promote, market, advertise, publicize and in all manner and form exploit each Picture and all

2/5

elements thereof, and to authorize others to do any or all of the foregoing, by means of and in connection with “Videograms,” which for purposes hereof includes without limitation videocassettes, videodiscs, videotapes, DVDs, High-Definition DVDs (“HD-DVD”), Universal Media Disc (“UMD”), CD-ROM, DVD-ROM and all other hard carrier devices now known or hereafter devised and designed to be used in conjunction with a personal reproduction, player or viewing apparatus which causes a visual image (whether or not synchronized with sound) to be seen on a screen, display or device, e.g., a television monitor, computer display, hand-held device or any other screen, display or device now known or hereafter devised, which Videograms also include menus, other navigational designs and elements and such other materials (e.g., “bonus” materials) as Genius determines in its sole discretion.

(b)

“Digital Rights”: the exclusive right to prepare, distribute, license, sub-license, lease, rent, exhibit, promote, market, advertise, publicize and/or otherwise exploit each Picture and/or any elements thereof as embodied therein, and to authorize others to do any or all of the foregoing, by and in connection with any and all means of dissemination to individual members of the public for sale or rental purposes by means of transmission via the Internet, the World Wide Web or any other form of digital, wireless and/or electronic transmission now known or hereafter devised that utilizes the Internet or any successor network as its primary means of transmission (collectively, “Internet Technologies”), including via transferring, streaming, downloading and/or other non-tangible delivery to all fixed and/or mobile platforms now known or hereafter devised including without limitation to computers, cell phones, other personal communication devices, personal and other music, video and/or other audiovisual recorders and/or players, and/or other digital devices, platforms and services now known or hereafter devised, including without limitation by means of so-called “podcast,” “electronic sell-through,” “download to own,” “download to rent” and/or “download to burn” distribution via Internet Technologies.

(c)

For the sake of clarity, the Rights Granted do not include, and RHI retains, (i) the television video-on-demand, television subscription video-on-demand, television near video-on-demand and television pay per view distribution rights in the Pictures.

The Rights Granted in all events include the right to use any and all elements of each Picture and all Delivery Materials (including without limitation the names, voices, likenesses and biographies of all persons appearing in and/or connected with each Picture subject to contractual restrictions and requirements of which RHI notifies Genius in writing no later than the date of Delivery of the applicable Picture), and any portions thereof, for the purpose of publicizing, advertising, marketing and packaging each Picture and/or the institutional promotion of Genius, including without limitation the right to reproduce, distribute and exhibit any and all visual images and/or sound recordings contained in each Picture and/or the Delivery Materials perpetually throughout the world for such purposes, by any and all means of distribution, and in any and all media now or hereafter known or devised; and the right to change the title of or otherwise modify any or all of the Pictures (provided that Genius will indemnify RHI against any third-party claims, costs and liabilities arising out of or in connection with any Picture’s title changed by Genius) to meet the requirements of censorship, community standards or other laws or regulations anywhere in the world. The Rights Granted also include the right to prepare closed-caption versions of each Picture for the hearing-impaired and the right to include other programs, trailers, promotions, contests and/or advertising for Genius’ other productions, products and services, but not in connection with the endorsement or advertising of any other goods, services or products.

10.	Subject only to Paragraph 11 below, all revenues derived by Genius from the exploitation by Genius of the Rights Granted in and to the Pictures will be retained solely by Genius for its own account.

3/5

11.	All Digital Gross Receipts (as defined below) derived by Genius solely from the exploitation of the Digital Rights in each Picture will be allocated as follows:
(a)	First, Genius will retain a distribution fee (“Distribution Fee”) in an amount equal to twenty percent (20%) of the Digital Gross Receipts;
(b)

Then, Genius will retain 100% of all further Digital Gross Receipts until it has fully recouped all Digital Distribution Expenses (the balance thereafter remaining constituting “Digital Net Receipts”); and

(c)	Then, RHI will be entitled to an amount (“RHI Receipts”) equal to fifty percent (50%) of all Digital Net Receipts.

For purposes hereof, “Digital Gross Receipts” is defined as all amounts received by Genius in U.S. Dollars in the U.S. solely from the exploitation of the Digital Rights hereunder less all refunds, rebates, credits, discounts, allowances, returnable advance payments from retailers or customers (until earned or forfeited), returnable security deposits from retailers or customers (until earned or forfeited), and all sums paid or liabilities incurred on account of any taxes to any governmental authority (provided that Genius’ own U.S. federal and state income taxes and franchise taxes will not be deducted hereunder). For purposes hereof, “Digital Distribution Expenses” means the aggregate of (i) all actual out of pocket costs paid to third parties by Genius in connection with obtaining, preparing, creating and/or producing all materials used solely in connection with exploitation of the Digital Rights, including without limitation all costs of designing, authoring, encoding, mastering, producing, preparing, transmitting and delivering such materials, including without limitation all costs of so called “Digital Rights Management” and all other anti-piracy and/or security technologies as utilized in connection with the Pictures; and (ii) all actual, out of pocket costs paid to third parties by Genius solely in connection with advertising, marketing, publicizing, merchandising and/or otherwise exploiting the Digital Rights. Genius will meaningfully consult with RHI with respect to all such marketing expenses, provided that Genius’ final decisions with respect thereto will control.

All Digital Distribution Expenses with respect to each Picture will be cross-collateralized among all Pictures hereunder. For the avoidance of doubt, if Genius has not recouped all of its Digital Distribution Expenses with respect to any Picture, Genius will be entitled to recoup such unrecouped portion from any Digital Gross Receipts payable with respect to any other Picture. Genius makes no representation or warranty that any Picture will generate any Digital Net Receipts or any particular amount thereof.

12.

Genius will be entitled to a “Presentation” credit on-screen and in paid advertising or publicity issued by or under RHI’s and/or Genius’ control (“Paid Ads”) in connection with each Picture as distributed by RHI (e.g., as exhibited on television subject to such television network’s approval) and as Delivered to Genius, and the video master of each Picture Delivered by RHI hereunder, and the billing block for each Picture appearing in all Paid Ads will contain a (i) credit in substantially in the form “A Genius Presentation”, on screen in the main titles on a separate card above the title, in a size no smaller than any other credit appearing on screen, and in Paid Ads on a separate line above the “regular” title, in a size no smaller than any other credit appearing in such Paid Ads; provided, however that the foregoing presentation credits may be shared with RHI’s presentation credits, if any, on screen and in Paid Ads. If any television network does not approve Genius’ foregoing credits, then Genius will receive screen and Paid Ad credit no less favorable in size, placement and prominence than RHI’s respective credit, provided that Genius’ credit may be in second position to RHI’s credit. RHI will require the theatrical distributors and television exhibitors of each Picture to comply with the foregoing credit provisions.

13.

RHI will obtain and maintain customary production liability insurance throughout the production of each Picture, as well as “errors and omissions” insurance coverage with respect to each Picture for no less than five (5) years after Delivery of each Picture to Genius, in each with limits of not less

4/5

than $1,000,000 per occurrence / $3,000,000 in the aggregate per year. Genius will be named as an additional insured with respect to each of the foregoing coverages.

14.

The parties acknowledge and agree that in connection with all of the Pictures, (i) the Rights Granted hereunder and those rights retained by RHI are fundamentally in the nature of “intellectual property” as defined in the Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor statute (the “Bankruptcy Code”); and (ii) that each party’s continued enjoyment of its rights is of the essence of this Agreement and fundamental to the rights of each party hereunder; and therefore all of such rights shall be deemed intellectual property subject to either party’s election under Section 365(n)(1)(B) of the Bankruptcy Code.

15.	All rights not expressly granted to Genius hereunder are reserved to RHI, which may exploit any or all of such reserved rights solely for its own account at any time.
16.

The following provisions of the Distribution Agreement will be deemed a part of this Agreement and will apply mutatis mutandis to each Picture hereunder and to Genius’ and RHI’s respective rights and obligations hereunder, and are incorporated herein by reference. For such purposes only, each reference to a “Picture” in the following provisions of the Distribution Agreement will mean a Picture hereunder as modified by the terms and conditions hereof, each reference to “Genius” in the following provisions of the Distribution Agreement will be deemed a reference to Genius hereunder, and each reference to “Licensor” in the following provisions of the Distribution Agreement will be deemed a reference to RHI hereunder: Paragraphs 5, 10 (excluding, in the last sentence of Paragraph 10, the words “such request to be made by Genius only if Genius has a reasonable concern regarding the chain of title with respect to such Picture”, which words are not applicable to or a part of this Agreement), 11, 12, 13, 16 (as to Digital Net Receipts only), 17 and 18, and Exhibit 1. For the avoidance of doubt, other than the provisions set forth in the foregoing sentence none of the provisions of the Distribution Agreement will apply to the Pictures hereunder or to Genius’ or RHI’s rights or obligations hereunder and are not a part of this Agreement; and none of the Pictures hereunder constitute “Pictures” under the Distribution Agreement.

17.

Notwithstanding anything to the contrary set forth herein, (a) as a condition precedent to the inclusion of any Additional Picture to be produced hereunder (and without limiting either party’s rights of approval over such inclusion pursuant to Paragraph 1 above), either (i) RHI will grant to Genius a security interest in and to (A) all of RHI’s right, title and interest in and to the Rights Granted in such Additional Picture and (B) all of RHI’s rights to possession of any and all Delivery Materials with respect to such Additional Picture, which security interest may be subordinate only to the security interest in RHI’s assets held by RHI’s principal lender as of the date hereof and/or by any guilds including but not limited to SAG, DGA, and WGA, or (ii) if RHI does not grant such security interest, then Genius’s obligation to pay the Genius Contribution with respect to such Additional Picture will arise (subject to the other terms and conditions hereof) only upon complete Delivery of such Additional Picture to Genius; provided, however, that with respect to each such Additional Picture, the Rights Granted shall not vest in Genius and Genius shall not exercise or otherwise exploit any of its rights hereunder unless and until Genius shall have paid no less than ninety-two and one-half percent (92.5%) of the applicable Genius Contribution for such Additional Picture to RHI.

ACCEPTED AND AGREED:

RHI Entertainment Distribution, LLC		Genius Products, LLC
By:	/s/ Peter Von Gal	/s/ Illegible
Its:	Peter Von Gal Chairman, CEO	Illegible Chief Executive Officer

5/5